As filed with the Securities and Exchange Commission on February 17, 2011
Securities Act File No. 333-170847

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 4 to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

S.E. ASIA EMERGING MARKET CO., LTD
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Mr. Pranata Hajadi
S.E. Asia Emerging Market Co., Ltd
75 Bukit Timah Road #05-02
Boon Siew Building
Singapore 229833
Tel: 65-6733-1611
Fax: 65-6732-1611

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Pranata Hajadi
S.E. Asia Emerging Market Co., Ltd
75 Bukit Timah Road #05-02
Boon Siew Building
Singapore 229833
Tel: 65-6733-1611
Fax: 65-6732-1611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, New York 10017 Tel: (212) 370-1300 Fax: (212) 370-7889	José Santos, Esq. Forbes Hare Palm Grove House PO Box 4649 Road Town Tortola VG1110 British Virgin Islands Tel: +1 (284) 494 1890 Fax: +1 (284) 494 1316	Steven M. Skolnick, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Tel: (973) 597-2500 Fax: (973) 597-2477

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Unit (1)	Amount of Registration Fee
Units, each consisting of one Subunit and one Class A Warrant (2)	1,265,000 Units	$6.00	$7,590,000	$541.17
Subunits included within the Units, each consisting of one Ordinary Share, no par value, and one Class B Warrant	1,265,000 Subunits	—	—	—	(3)
Class A Warrants included as part of the Units(2)	1,265,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Class A Warrants included in the Units(4)	1,265,000 Shares	$6.00	$7,590,000	$541.17
Ordinary Shares included as part of the Subunits(2)	1,265,000 Shares	—	—	—	(3)
Class B Warrants included as part of the Subunits	1,265,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Class B Warrants included in the Subunits(4)	1,265,000 Shares	$6.00	$7,590,000	$541.17
Underwriters’ Unit Purchase Option	1 Option	$100	$100	—	(3)
Units underlying the Underwriters’ Unit Purchase Option (“Underwriters’ Units”)(4)	110,000 Units	$7.00	$770,000	$54.90
Subunits included within the Units underlying Underwriters’ Units	110,000 Subunits	—	—	—	(3)
Class A Warrants included as part of the Underwriters’ Units(4)	110,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Class A Warrants included in the Underwriters’ Units(4)	110,000 Shares	$6.60	$726,000	$51.76
Ordinary Shares included as part of Subunits underlying the Underwriters’ Units(4)	110,000 Shares	—	—	—	(3)
Class B warrants included as part of Subunits underlying the Underwriters’ Units(4)	110,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Class B Warrants included in the Underwriters’ Units(4)	110,000 Shares	$6.60	$726,000	$51.76
Total			$24,992,100	$1,781.93	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Includes: (i) 165,000 subunits, (ii) 165,000 ordinary shares and 165,000 Class B warrants underlying such subunits and (iii) 165,000 Class A warrants underlying such units, which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).
(4)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution as a result of share splits, share dividends or similar transactions.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 4 to the Registration Statement on Form F-1 of S.E.Asia Emerging Market Co., Ltd (Commission File No. 333-170847) is to refile Exhibits 1.1, 3.2, 4.1, 4.2, 4.5, 4.6, 4.7, 10.1, 10.2, 10.3 and to file Exhibits 10.11 and 10.12. No other changes have been made to the Registration Statement on Form F-1.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we sold the following ordinary shares without registration under the Securities Act:

Shareholders	Number of Shares
Eugene Cho Park	63,250
Pranata Hajadi	50,600
Ivan Hajadi	61,669
Eugene Hin Sun Wong	63,250
James Preissler	31,625
Andrew Sing Tak So	1,581
William B. Heyn	31,625
Boon How Lee	12,650
TOTAL:	316,250

Such ordinary shares were issued on May 21, 2010 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to our existing shareholders, each an “accredited investor” as defined in Rule 501(a) of the Securities Act. Such shareholders paid an aggregate of $25,000 for a total of 316,250 shares (up to 41,250 of which are subject to cancellation if the underwriter’s over-allotment option is not exercised in full). No commissions were paid.

Item 8. Exhibits and Financial Statement Schedules.

See the Exhibit Index, which follows the signature page which is incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to Item 512(a)(4) of Regulation S-K and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e)	The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Singapore, on the 17th day of February, 2011.

S.E. ASIA EMERGING MARKET CO., LTD

By:	/s/ Ivan Hajadi
Name: Ivan Hajadi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Eugene Cho Park*	Chairman of the Board of Directors	February 17, 2011
Eugene Cho Park

/s/ Pranata Hajadi*	Co-Vice Chairman of the Board of Directors and Executive	February 17, 2011
Pranata Hajadi	Vice President

/s/ Eugene Hin Sun Wong*	Co-Vice Chairman of the Board of Directors and Executive	February 17, 2011
Eugene Hin Sun Wong	Vice President

/s/ Ivan Hajadi	Chief Executive Officer and Director (principal executive	February 17, 2011
Ivan Hajadi	officer)

/s/ James Preissler *	Chief Financial Officer and Secretary (principal financial	February 17, 2011
James Preissler	officer and principal accounting officer)

/s/ Boon How Lee*	Senior Vice President and Director	February 17, 2011
Boon How Lee

*By: s/ Ivan Hajadi
Ivan Hajadi
Attorney-in-fact

Authorized Representative in the United States:

By:	/s/ Ivan Hajadi Name: Ivan Hajadi Title: Chief Executive Officer and Director Date: February 17, 2011

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association.*
3.2	Form of Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.
4.2	Specimen Subunit Certificate.
4.3	Specimen Ordinary Shares Certificate.*
4.4	Specimen Class A Warrant Certificate.*
4.5	Specimen Class B Warrant Certificate.
4.6	Form of Unit Purchase Option to be granted to the underwriters.
4.7	Form of Warrant Agreement between Continental Stock Transfer and Trust Company and the Registrant.
5.1	Opinion of Forbes Hare.*
5.2	Opinion of Ellenoff Grossman & Schole LLP.*
10.1	Form of Investment Management Trust Account Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.2	Form of Registration Rights Agreement among the Registrant and the Existing Shareholders.
10.3	Form of Letter Agreement by and between the Registrant and the Existing Shareholders.
10.4	Form of Subscription Agreement between the Registrant and private placement warrantholders.*
10.5	Promissory Note, dated August 15, 2010, issued by the Registrant to Pranata Hajadi in the amount of $30,000.*
10.6	Promissory Note, dated August 15, 2010, issued by the Registrant to Parallax Venture Partners XX Ltd. in the amount of $30,000. *
10.7	Promissory Note, dated August 15, 2010, issued by the Registrant to Ivan Hajadi in the amount of $30,000.*
10.8	Promissory Note, dated August 15, 2010, issued by the Registrant to James Preissler in the amount of $30,000. *
10.9	Promissory Note, dated August 15, 2010, issued by the Registrant to Sirius Investment Inc. in the amount of $30,000. *
10.10
Form of Right of First Refusal and Corporate Opportunities Agreement among the Registrant, Parallax Capital Management, H&A Advisory Pte., Ltd., Sirius Venture Consulting Pte. Ltd., Persekutuan Hajadi & Associates and Panthera Capital Group.*

10.11	Amendment No. l to Securities Subscription Agreement dated September 9, 2010 between the Registrant and the Existing Shareholders.
10.12	Amended and Restated Subscription Agreement between the Registrant and the private placement warrant holders.
14.1	Code of Business Conduct and Ethics.*
23.1	Consent of EFP Rotenberg LLP.*
23.2	Consent of Forbes Hare (included in Exhibit 5.1).*
23.3	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2).*
24	Power of Attorney (Included on Signature Page of this registration statement).*
* Previously filed